EXHIBIT 99.1


FOR IMMEDIATE RELEASE                  CONTACT:          Joseph R. Kurry, Jr.
                                                      Chief Financial Officer
                                                                 301.939.7000

                     ESSEX SECOND QUARTER RESULTS UP SHARPLY
           QUARTERLY REVENUE OVER $4 MILLION; SIX MONTH TOTAL OVER $7
                  MILLION EXCEEDS ANNUAL 2002 TOTAL REVENUES OF
                 $4.5 MILLION; QUARTERLY AND YEAR-TO-DATE PROFIT
                                    ACHIEVED

COLUMBIA, MD - July 23, 2003 - Essex Corporation (AMEX: EYW), is reporting revenues of $4,149,000 during the second quarter of 2003 compared to $729,000 in 2002. Revenue for the first half of 2003 was $7,150,000 compared to $1,493,000 during the first half of 2002, a nearly four-fold increase. Essex is a technology and product innovator, skilled in optical engineering, processing and communications.

Revenues for 2003 include $2.2 million on the U.S. Government Missile Defense Agency program for design of a next generation advanced optoelectronics radar processor (AOP). Revenues for 2003 also include $1.5 million from the new telecommunications support contract and $1.9 million from Sensys Development Laboratories, Inc. (SDL), which the Company acquired effective March 1, 2003.

There was net income of $75,000 during the second quarter of 2003 compared to a net loss of $835,000 in the second quarter of 2002. For the first half of 2003 there was net income of $54,000 compared to a net loss of $1,665,000 for the same period in 2002.

Also included in 2003 revenues is $723,000 from sales of commercial products, of which $210,000 was from the sales of five HYPERFINE WDM prototype demonstration units to several government and intermediate customers.

Leonard E. Moodispaw, President and CEO, stated, "We continue to see revenue growth and a steady bottom line for 2003. Quarterly volume will be in this range for the balance of the year and we remain on track for annual revenues to exceed $15 million. We have several orders for early version HYPERFINE WDM units to be filled this year."

Mr. Moodispaw further stated that "We achieved our goal of profitability through expansion of our government business base. The slow improvement in the telecommunications market continues as we pursue the further commercialization of our HYPERFINE WDM technology. We have completed an Alpha stage product and are marketing this unit to interested commercial and government customers. We will continue to spend funds on marketing and development."

Working capital increased to $1,123,000 from $222,000 between yearend 2002 and the end of the first half of 2003. In 2003, stockholders' equity increased by approximately $4 million in connection with the acquisition of SDL which was predominantly for common stock.

                                   - M O R E -


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ESSEX CORPORATION                                                PAGE 2 OF 2
SECOND QUARTER 2003 RESULTS

ABOUT ESSEX: Founded in 1969 with headquarters in Columbia, MD, Essex creates solutions for today's most advanced signal and image processing challenges, serving commercial, defense and intelligence customers. For more information contact Essex Corporation, 9150 Guilford Road, Columbia MD 21046; Phone 301.939.7000; Fax 301.953.7880; E-mail info@essexcorp.com, or on the Web at WWW.ESSEXCORP.COM.

THIS PRESS RELEASE  CONTAINS  FORWARD-LOOKING  STATEMENTS  WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH DIFFERENCES INCLUDE BUT ARE NOT LIMITED TO THE ABILITY OF ESSEX CORPORATION TO RAISE NECESSARY DEVELOPMENT FUNDS, ENTER INTO STRATEGIC RELATIONSHIPS WITH KEY INDUSTRY PARTICIPANTS, DEVELOP AND BUILD OPTOELECTRONICS DEVICES AND PROTECT AND DEFEND ITS INTELLECTUAL PROPERTY, AND CHANGES IN TECHNOLOGY, TECHNICAL OBSOLESCENCE, CHANGES IN CUSTOMER NEEDS, NEW PRODUCT DEVELOPMENTS, COMPETITIVE FACTORS IN THE INDUSTRY AND UNCERTAINTY OF MARKET ACCEPTANCE. ESSEX CORPORATION ASSUMES NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.



                     ESSEX CORPORATION FINANCIAL HIGHLIGHTS
-----------------------------------------------------------------------------------------------------------------------

                                      13 Week Period       13 Week Period        26 Week Period       26 Week Period
                                     -----------------    ------------------    ------------------   ------------------
                                      June 29, 2003         June 30, 2002         June 29, 2003        June 30, 2002
                                     ---------------------------------------    ---------------------------------------
                                                  (unaudited) (unaudited)

Revenues                             $     4,149,000      $       729,000       $     7,150,000      $     1,493,000

Cost of Goods Sold and
   Services Provided                      (2,620,000)            (359,000)           (4,662,000)            (748,000)

Research and Development                     (94,000)            (468,000)             (226,000)            (966,000)

Selling, General and
   Administrative Expense                 (1,204,000)            (733,000)           (1,990,000)          (1,434,000)

Interest Expense                             (28,000)              (4,000)              (44,000)             (10,000)

Amortization of Other
   Intangibles                              (128,000)                  --              (174,000)                  --
                                    ------------------    ------------------    -----------------    ------------------

Net Income (Loss)                   $        75,000       $      (835,000)      $        54,000      $    (1,665,000)
                                    ==================    ==================    =================    ==================

Weighted Average Number
   of Shares
       - Basic                             8,920,000            7,353,000             8,438,000            7,289,000
                                    ==================    ==================    =================    ==================
       - Diluted                          10,048,000            7,353,000             9,566,000            7,289,000
                                    ==================    ==================    =================    ==================

Net Income (Loss) per
   Common Share
       - Basic                      $         0.01        $        (0.12)       $         0.01       $        (0.23)
                                    ==================    ==================    =================    ==================
       - Diluted                    $         0.01        $        (0.12)       $         0.01       $        (0.23)
                                    ==================    ==================    =================    ==================

Working Capital (Deficit)                                                       $     1,123,000      $      (323,000)

Working Capital Ratio                                                                   1.40:1               0.67:1

Stockholders' Equity                                                            $     4,484,000      $       320,000



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